EXHIBIT 99.1

NEWS RELEASE for March 9, 2006 at 7:30 AM EST

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS 2005 FOURTH QUARTER, YEAR-END RESULTS

Year-over-Year Quarterly Revenue Up 28% as

Net Income Before Benefit of Applying NOLs Rose 390%

DEARBORN, MI (March 9, 2006) . . . Amerigon Incorporated (Nasdaq:ARGN), a leader in developing products based on advanced thermoelectric (TE) technologies for a wide range of global markets and applications, today reported that year-over-year revenues for the fourth quarter and year ended December 31, 2005 increased 28 percent and 9 percent, respectively. Net income prior to the benefit of tax loss carry forwards increased by 390 percent and 188 percent from the comparable prior year periods.

President and Chief Executive Officer Daniel R. Coker said that Amerigon’s revenue growth in 2005, especially in the fourth quarter, was driven by strong sales of its proprietary Climate Control Seat™ (CCS™) system, which included the introduction of CCS in a number of new vehicle models. The 2005 fourth quarter and year also showed continued improvement in gross margins as the Company reported its second consecutive year of increasing profitability.

The CCS system, available in vehicle lines of five of the world’s largest automotive manufacturers, is the Company’s initial TE-based product. In addition to expanding the presence of CCS in the automotive market, the Company is working on applying its efficient TE technologies to a wide array of heating and cooling applications and has product development agreements with the U.S. Department of Energy, Carrier Corporation and Visteon Corporation.

Now that Amerigon has been profitable for the past two years and expects to be profitable in the future, the Company recognized a significant portion of its deferred tax assets in the 2005 fourth quarter by recording a $13.5 million non-cash income tax benefit, which significantly increased its net income for the quarter and year. The Company’s deferred tax assets are largely comprised of net operating losses (NOLs) accumulated since its inception. In future periods, Amerigon will use an effective income tax rate of approximately 35 percent of pretax income, even though the taxes recorded will be primarily non-cash charges. The Company will continue to use its NOLs to reduce actual tax payments and benefit cash flow.

Revenues for the 2005 fourth quarter were $10.0 million compared to $7.8 million for the year-earlier period. Net income for the fourth quarter of 2005 including the $13.5 million non-cash income tax benefit recorded in the quarter was $14.8 million, or $0.70 per basic share and $0.67 per fully diluted share compared with $257,000, or $0.01 per share for the prior year period (no non-cash income tax benefit was recorded in the fourth quarter of 2004). Net income for the 2005 fourth quarter before the non-cash income tax benefit was $1.3 million, or $0.08 per basic share and $0.08 per fully diluted share. Gross margin as a percentage of revenue for the 2005 fourth quarter increased to 31 percent from 29 percent for the prior year comparable period.

For the full 2005 year, revenues were $35.7 million compared with revenues of $32.7 million for the year-earlier period. Net income for 2005 including the $13.5 million non-cash income tax benefit recorded in the fourth quarter was $16.5 million, or $0.79 per basic share and $0.76 per fully diluted share, compared with $1.1 million, or $0.06 per basic share and $0.05 per fully diluted share for 2004 (no non-cash income tax benefit was recorded in 2004). Net income for 2005 before the non-cash income tax benefit was $3.1 million, or $0.20 per basic share and $0.19 per fully diluted share. Gross margin as a percentage of revenue for 2005 improved to 30 percent from 26 percent for 2004.

The Company’s balance sheet as of December 31, 2005 showed cash, cash equivalents and short-term investments of $11.3 million, up from $7.6 million at December 31, 2004. Shareholders’ equity of $28.7 million, up from $10.2 million at December 31, 2004, reflected the recognition of the NOL and the Company’s strong earnings in 2005.

“Despite weakness in some sectors of the global automotive industry, 2005 was a year of significant accomplishment for Amerigon,” Coker said. “A number of new vehicles offering CCS began shipping in the latter half of the year, we firmed up CCS programs in vehicles slated for delivery in 2006, and secured additional commitments for CCS in new vehicle models due to ship in 2007 and beyond. We also made important strides in advancing the development and application of our proprietary TE technologies. We expect to reap the rewards from the important work done in 2005 throughout 2006 and for many years to come. We are convinced we are building the solid foundation necessary for Amerigon to enjoy a bright and profitable future.”

Another notable accomplishment in 2005 was the pre-engineering of CCS into General Motors’ next generation full-size sport utility vehicle (SUV) platform which significantly expands the number of potential GM vehicles that can offer CCS. “We have seen the first benefits of this with the expansion of CCS from the Platinum Edition of the Cadillac Escalade ESV to the full Cadillac Escalade line,” Coker said.

Amerigon’s BSST subsidiary was selected early in 2005 by the U.S. Department of Energy (DOE) to lead the development of an efficient and practical thermoelectric to convert waste heat in automobile engine exhaust into electrical power. Based on the successful completion of the first phase of this project, the DOE authorized BSST in September of 2005 to move to the second phase to focus on developing the major subcomponents of the system and supporting processes in prototype hardware.

Net research and development expenses for the 2005 fourth quarter and fiscal year increased to $716,000 and $2.6 million, respectively, compared with $501,000 and $2.2 million for the prior year periods, reflecting higher product development activities associated with the Company’s next generation CCS design offset partially by higher reimbursements from our development partners.

So far in 2006, Amerigon has made several important announcements. In preparation for the growth expected from existing programs and planned new vehicle introductions over the next three years, the Company will relocate its corporate headquarters this month to an expanded facility which will also house a new design lab and test area. The Company also filled several key management positions to help oversee the growth it expects, particularly in the Asian market.

The 20 vehicle lines currently offering CCS include the Ford Expedition; Lincoln Navigator; Lincoln LS luxury sedan; Lincoln Zephyr luxury sedan; Lincoln Aviator; Mercury Monterey minivan; Cadillac XLR roadster; Cadillac Escalade; Cadillac Escalade EXT; Cadillac Escalade ESV; Cadillac DTS luxury sedan; Buick Lucerne luxury sedan; Lexus LS 430 luxury sedan; Toyota Celsior luxury sedan; Toyota Century luxury limousine; Infiniti M45 and M35 luxury sports sedans; Infiniti Q45 luxury sedan; Nissan Cima luxury sedan; Nissan Fuga mid-sized sedan; and the Hyundai Equus luxury sedan.

Selling, general and administrative (SG&A) expense in the 2005 fourth quarter and fiscal year was $1.3 million and $5.5 million, respectively, compared with $1.6 million and $5.5 million for the year earlier periods.

Guidance for 2006

The Company reconfirmed its earlier guidance for the year ending December 31, 2006, with revenue expected to be up 25 to 30 percent over 2005 and a year-over-year increase in net income. In addition to typical uncertainties that might affect the Company’s future results, there are a number of macro economic and geopolitical issues outside Amerigon’s control worth noting, such as the effects of recent increases in gas prices and the current uncertainty in the automotive industry. These items could each negatively impact the overall economy and the Company’s ability to achieve its expected results. The Company’s guidance assumes that vehicles sales for its North American customers do not deteriorate and that currently scheduled product launches occur on time and at expected volumes.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM EST (Eastern) to review the financial results for the fourth quarter and year ended December 31, 2005. The dial-in number for the call is 1-800-253-6872. The live webcast and archived replay of the call can be accessed in the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (Nasdaq: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat (CCS™) system, a solid-state, TED-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ending September 30, 2005 and its Form 10-K for the year ended December 31, 2004.

TABLES FOLLOW

AMERIGON INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Product revenues	$9,962	$7,788	$35,737	$32,710
Cost of sales	6,864	5,555	25,072	24,209

Gross margin	3,098	2,233	10,665	8,501

Operating costs and expenses:
Research and development expenses	1,629	1,198	6,129	3,882
Reimbursed research and development expense	(913)	(697)	(3,496)	(1,656)

Net research and development expense	716	501	2,633	2,226
Selling, general and administrative	1,265	1,553	5,462	5,489

Total operating costs and expenses	1,981	2,054	8,095	7,715

Operating income	1,117	179	2,570	786

Interest income	93	30	283	56
Other income	50	48	201	217

Earnings before income tax	1,260	257	3,054	1,059
Income tax benefit	13,495	—	13,495	—

Net income	$14,755	$257	$16,549	$1,059

Basic earnings per share:
Common Stock	$0.70	$0.01	$0.79	$0.06

Convertible Preferred Stock	$0.70	$0.01	$0.79	$0.06

Diluted earnings per share	$0.67	$0.01	$0.76	$0.05

Weighted average number of shares – basic
Common Stock	15,856	13,115	15,496	13,512

Convertible Preferred Stock (as converted)	5,373	5,373	5,373	5,373

Weighted average number of shares – diluted	16,514	14,432	16,116	14,737

AMERIGON INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2005	2004
ASSETS
Current Assets:
Cash & cash equivalents	$1,364	$1,078
Short-term investments	9,975	6,525
Accounts receivable, less allowance of $295 and $59, respectively	7,891	4,763
Inventory	2,712	1,901
Deferred income tax assets	447	—
Prepaid expenses and other assets	7	308

Total current assets	22,396	14,575

Property and equipment, net	1,177	1,385
Deferred financing costs	16	—
Patent costs, net of accumulated amortization of $6 and $4, respectively	533	333
Deferred income tax assets	13,131	—

Total assets	$37,253	$16,293

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,323	$3,199
Accrued liabilities	2,227	1,605
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	7,750	5,004

Deferred manufacturing agreement – long term portion	850	1,050

Total liabilities	8,600	6,054

Shareholders’ equity:
Convertible Preferred Stock:
Series A – no par value; convertible; 9,000 shares authorized, 9,000 issued and outstanding at December 31, 2005 and 2004; liquidation preference of $11,520 at December 31, 2005 and 2004	8,267	8,267
Common Stock:
No par value; 30,000,000 shares authorized, 15,874,557 and 14,693,251 issued and outstanding at December 31, 2005 and 2004, respectively	53,142	51,277
Paid-in capital	20,202	20,202
Accumulated deficit	(52,958)	(69,507)

Total shareholders’ equity	28,653	10,239

Total liabilities and shareholders’ equity	$37,253	$16,293

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